Exhibit 10.70

SPLIT-DOLLAR AGREEMENT

THIS AGREEMENT, effective as of this 28th day of October, 2009, by and between MasTec, Inc., a Florida corporation, with principal offices and place of business in the State of Florida (hereinafter referred to as the “Corporation”), and Jorge Mas, an individual residing in the State of Florida (hereinafter referred to as the “Employee”),

WITNESSETH THAT:

WHEREAS, the Employee is employed by the Corporation; and

WHEREAS, the Employee wishes to provide life insurance protection for his family in the event of his death, under one or more policies of life insurance insuring his life and/or insuring his life and the life of his wife, Aleyda Mas (hereinafter referred to collectively as the “Insureds”), issued by one or more insurance companies (hereinafter referred to individually as an “Insurer” and collectively as the “Insurers”) that would be subject to this Agreement (such policies being hereinafter individually referred to as a “Policy” and collectively as the “Policies”); and

WHEREAS, the Corporation is willing to pay the premiums due on the Policies as an additional employment benefit for the Employee, on the terms and conditions hereinafter set forth; and

WHEREAS, the Corporation will be the owner of the Policies and, as such, possesses all incidents of ownership in and to the Policies; and

WHEREAS, the Corporation wishes to retain such ownership rights, in order to secure the repayment of the amounts which it will pay toward the premiums on the Policies; and

WHEREAS, the parties to this arrangement intend to have their income and gift tax consequences determined under economic benefit regime set forth in Section 1.162-22(d) of the Treasury Regulations; and

WHEREAS, the Corporation and the Employee previously entered into three Split-Dollar Agreements (collectively referred to as the “Prior Agreements”); and

WHEREAS, the Corporation and the Employee entered into the first Split-Dollar Agreement on and effective as of December 27, 1995, to govern the rights and obligations of the parties with respect to that certain life insurance policy issued by the Metropolitan Life Insurance Company insuring the life of the Employee; and

WHEREAS, the Corporation and the Employee entered into the second Split-Dollar Agreement on December 1, 2002, effective as of September 13, 2002, which was subsequently amended on May 4, 2003, September 15, 2003 and January 6, 2006, to govern the rights and obligations of the parties with respect to that certain life insurance policy issued by John Hancock Variable Life Insurance Company insuring the life of the Employee; and

WHEREAS, the Corporation and the Employee entered into the third Split-Dollar Agreement on May 8, 2003, effective as of August 27, 2002, which was subsequently amended on September 15, 2003 and January 6, 2006, to govern the rights and obligations of the parties with respect to those certain life insurance policies issued by Phoenix Life Insurance Company or General American Life Insurance Company, insuring the lives of the Insureds; and

WHEREAS, the parties hereto wish to consolidate the Prior Agreements in their entirety to one amended and restated Agreement to make it applicable to any and all Policies and to make certain other modifications to the Prior Agreements.

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree that the Prior Agreements shall be amended and restated and consolidated, in their entirety, into this Agreement, and shall read as follows:

1. Statement of Intention. The parties hereto intend that the income and gift tax consequences of this split-dollar arrangement be governed by the economic benefit regime set forth in Section 1.162-22(d) of the Treasury Regulations. The parties hereto agree to consistently treat this arrangement in accordance with such concepts on all tax returns and other documents filed by them in connection herewith.

2. Purchase of Policies. The Corporation may purchase one or more Policies that will be subject to this Agreement. The Face Amount of Insurance and Death Benefit of any Policies shall be reflected on Exhibit A attached hereto. The maximum Face Amount of Insurance of the Policies subject to this Agreement shall be $200,000,000. The parties hereto will take all necessary action to cause the Insurer to issue the Policy, and shall take any further action which may be necessary to cause each Policy to conform to the provisions of this Agreement. The parties hereto agree that the Policies shall be subject to the terms and conditions of this Agreement and of the endorsement to the Policy to be filed with the Insurer.

3. Ownership of Policies.

a. The Corporation shall be the sole and absolute owner of each Policy, and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may otherwise be provided herein; provided, however, that in no event shall the Corporation have any right to borrow against or make withdrawals from the Policy.

b. Specifically, the Corporation shall have the sole authority to direct the manner in which the Policy Account (as such term is defined in each Policy) established pursuant to the terms of the Policy shall be allocated among the various investment options from time to time available under the Policy and to change such allocation from time to time, as provided for in the Policy.

4. Payment of Premiums. On or before the due date of the Policy premium (as defined in the Policy), or within the grace period provided therein, the Corporation shall pay the full amount of the Planned Periodic Premium (as such term is defined in the Policy) to the Insurer, during the term hereof, and shall, upon request, promptly furnish the Employee evidence of timely payment of such premium. Subject to the acceptance of such amount by the Insurer, the Corporation may also, in its discretion, make additional premium payments on the Policy. The Corporation shall annually furnish the Employee a statement of the amount of income reportable by the Employee for federal, state or local tax purposes, as applicable, as a result of the insurance protection provided to the Employee’s beneficiary hereunder.

5. Designation of Policy Beneficiary/Endorsement.

a. Contemporaneously with the execution of this Agreement, the Corporation shall execute a beneficiary designation for each Policy, under the form used by the Insurer for such designations, naming the Corporation as the Policy beneficiary, in order to secure the Corporation’s recovery of the amount due the Corporation hereunder.

b. The Employee may select both the settlement option for payment of that portion of the death benefit provided under each Policy to which the Employee is entitled hereunder and the beneficiary or beneficiaries to receive such portion of the death benefit proceeds of the Policy, by specifying the same in a written notice to the Corporation. Upon receipt of such notice, the Corporation shall execute and deliver to the Insurer a change of beneficiary and/or Policy endorsement form necessary to elect the requested settlement option and to designate the requested person, persons or entity as the beneficiary or beneficiaries to receive the death proceeds of the Policy in excess of the amount to which the Corporation is entitled hereunder. The parties hereto agree to take the action necessary to cause the beneficiary designation and settlement election provisions of that portion of each Policy to which the Employee is entitled hereunder to conform to the provisions hereof. The Corporation shall not terminate, alter or amend such election or designation for such portion of any Policy, without the express written consent of the Employee, except as provided in paragraph 9b hereof.

6. Limitations on Corporation’s Rights in Policies. Except as otherwise provided herein, the Corporation shall not sell, assign, transfer, surrender or cancel any Policy, change the beneficiary designation provision of that portion of the Policy to which the Employee is entitled hereunder, nor change the Death Benefit Option thereof without, in any such case, the express written consent of the Employee.

7. Collection of Death Proceeds.

a. Upon the death of the Employee or the survivor of the Insureds, as applicable, the Corporation shall cooperate with the beneficiary or beneficiaries designated by the Employee to take whatever action is necessary to collect the death benefit provided under each Policy. When the death benefit has been collected and paid as provided herein, this Agreement shall thereupon terminate.

b. Upon the death of the Employee or the survivor of the Insureds, as applicable, the Corporation shall have the unqualified right to receive a portion of the death benefit under each Policy equal to the greater of (i) the total amount of the premiums paid by the Corporation with respect to that Policy under this Agreement (including any amounts rolled over from any life insurance policies that were subject to the Prior Agreements), or (ii) the then cash value of that Policy (excluding surrender charges or other similar charges or reductions) immediately before the death of the Employee or the survivor of the Insureds, as applicable (the “Corporation’s Death Benefit”). The balance of the death benefit provided under each Policy shall be paid directly to the beneficiary or beneficiaries designated by the Corporation at the direction of the Employee, in the manner and in the amount or amounts provided in the beneficiary designation provision of that Policy. In no event shall the amount payable to the Corporation hereunder with respect to any Policy exceed proceeds payable as a result of the maturity of that Policy as a death claim. No amount shall be paid from such death benefit to the beneficiary or beneficiaries designated by the Corporation at the direction of the Employee, until the full amount of the Corporation’s Death Benefit under that Policy has been paid to the Corporation. The parties hereto agree that the beneficiary designation provision of each Policy shall conform to the provisions hereof.

c. Notwithstanding any provision hereof to the contrary, in the event that, for any reason whatsoever, no death benefit is payable under any Policy upon the death of the Employee or the survivor of the Insureds, as applicable, and in lieu thereof the Insurer refunds all or any part of the premiums paid for the Policy, the Corporation shall have the unqualified right to retain such premiums.

8. Termination of the Agreement During the Lifetime of the Employee or the Insureds. This Agreement shall terminate while the Employee or either of the Insureds is alive, as applicable, without notice, upon the occurrence of any of the following events: (a) the Corporation’s (i) bankruptcy (with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A)), or (ii) dissolution taxed under Section 331 of the Internal Revenue Code of 1986, as amended (“Code”); or (b) the date of a change in control, within the meaning of Code Section 409A, due to (i) one person, or more than one person acting as a group, acquiring ownership of stock of the Corporation constituting more than 50% of the total fair market value or total voting power of such stock, or (ii) a majority of the Corporation’s board of directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Corporation’s board of directors prior to the date of such appointment or election.

9. Disposition of the Policy on Termination of the Agreement During the Employee’s or the Insureds’ Lifetime.

a. For sixty (60) days after the date of the termination of this Agreement during the lifetime of the Employee or the Insureds, as applicable, the Employee or the survivor of the Insureds shall have the assignable option to purchase each Policy from the Corporation. The purchase price for each Policy shall be the greater of (i) the total amount of the premiums paid by the Corporation with respect to that Policy under this Agreement (including any amounts rolled over from any life insurance policies that were subject to the Prior Agreements), or (ii) the then cash value of the Policy (excluding surrender charges or other similar charges or reductions). Upon receipt of this purchase price, the Corporation shall transfer all of its right, title and interest in and to the Policy purchased by the Employee or the survivor of the Insureds, as applicable, to the Employee or the survivor of the Insureds or his or her assignee, by the execution and delivery of an appropriate instrument of transfer, and this Agreement shall thereupon terminate.

b. If the Employee or the survivor of the Insureds or his or her assignee fails to exercise the option provided for in Section 9a with respect to any Policy within the sixty (60) day period provided therein, then the Corporation shall be vested with all ownership rights under that Policy, including, without limitation, the right to either maintain, cancel or surrender the Policy at any time. In connection with any cancellation or surrender of any Policy, the Corporation may retain all cash surrender values and other sums payable to the owner of the Policy. In connection with any payment of death proceeds under any Policy if maintained, the Corporation may retain all of the same. The Corporation may name itself and/or its designees as beneficiary under any such Policy and shall enjoy all other ownership rights in the Policy even if not herein specifically enumerated. Neither the Employee or the survivor of the Insureds, nor any co-insured party, or the heirs or assigns or designated beneficiaries of any of them, nor any person claiming by or through any of the foregoing, shall have any further interest in and to any such Policy whether under the terms hereof or under the terms of the Policy.

c. Notwithstanding any other provision of this Agreement, in no event shall the Employee or the survivor of the Insureds or his or her assignee, as applicable, have any personal liability to repay to the Corporation any premiums paid under this

Agreement or any other amounts upon termination of this Agreement for any reason (other than the obligation of the Employee or the survivor of the Insureds or his or her assignee to pay the purchase price for any Policy if the Employee or the survivor of the Insureds or his or her assignee elects to purchase the Policy under Section 9a of this Agreement).

10. Insurer Not a Party. The Insurer shall be fully discharged from its obligations under any Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy. In no event shall the Insurer be considered a party to this Agreement, or any modification or amendment hereof. No provision of this Agreement, nor of any modification or amendment hereof, shall in any way be construed as enlarging, changing, varying or in any other way affecting the obligations of the Insurer as expressly provided in any Policy, except insofar as the provisions hereof are made a part of the Policy by the beneficiary designation executed by the Corporation and filed with the Insurer in connection herewith.

11. Assignment by Employee. Notwithstanding any provision hereof to the contrary, the Employee shall have the right to absolutely and irrevocably assign by gift all of his right, title and interest in and to this Agreement and to any Policy to an assignee. This right shall be exercisable by the execution and delivery to the Corporation of a written assignment, in substantially the form attached hereto as Exhibit B, which by this reference is made a part hereof, with respect to each Policy. Upon receipt of such written assignment executed by the Employee and duly accepted by the assignee thereof, the Corporation shall consent thereto in writing, and shall thereafter treat the Employee’s assignee as the sole owner of all of the Employee’s right, title and interest in and to this Agreement and in and to that Policy. Thereafter, the Employee shall have no right, title or interest in and to this Agreement or the assigned Policy, all such rights being vested in and exercisable only by such assignee.

12. Named Fiduciary, Determination of Benefits, Claims Procedure and Administration.

a. The Corporation is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.

b. Claim. A Participant, beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the President of the Corporation (the “First Level Reviewer”), setting forth his or her claim. Such claim must be addressed to the President of the Corporation, at its then principal place of business.

c. Claim Decision. Upon receipt of a claim, the First Level Reviewer shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety days, and shall, in fact, deliver such reply within such period. However, the First Level Reviewer may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the First Level Reviewer shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the First Level Reviewer expects to render the benefit determination.

If the claim is denied in whole or in part, the First Level Reviewer will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1) the specific reason or reasons for the denial;

(2) the specific references to pertinent Plan provisions on which the denial is based;

(3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;

(4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(5) the time limits for requesting a review of the denial under subparagraph c hereof and for the actual review of the denial under subparagraph d hereof.

d. Request for Review. Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Corporation (the “Second Level Reviewer”) review the First Level Reviewer’s prior determination. Such request must be addressed to the Secretary of the Corporation, at its then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subparagraph without regard to whether such information was submitted or considered in the initial benefit determination.

The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the First Level Reviewer in making its initial claims decision, (ii) was submitted, considered or generated in the course of the First Level Reviewer making its initial claims decision, without regard to whether such instrument was actually relied upon by the First Level Reviewer in making its decision or (iii) demonstrates compliance by the First Level Reviewer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the First Level Reviewer’s determination within such sixty-day period, he or she shall be barred and estopped from challenging such determination.

e. Review of Decision. Within a reasonable period of time, ordinarily not later than sixty days, after the Second Level Reviewer’s receipt of a request for review, it will review the First Level Reviewer’s prior determination. If special circumstances require that the sixty-day time period be extended, the Second Level Reviewer will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Second Level Reviewer expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Second Level Reviewer extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

The Second Level Reviewer has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Second Level Reviewer decides in its discretion that the Claimant is entitled to such benefits. The decision of the Second Level Reviewer shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant.

If the Second Level Reviewer makes an adverse benefit determination on review, the Second Level Reviewer will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1) the specific reason or reasons for the denial;

(2) the specific references to pertinent Plan provisions on which the denial is based;

(3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Second Level Reviewer in making its decision, (ii) was submitted, considered or generated in the course of the Second Level Reviewer making its decision, without regard to whether such instrument was actually relied upon by the Second Level Reviewer in making its decision or (iii) demonstrates compliance by the Second Level Reviewer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(4) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

13. Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and the Employee, his successors, assigns, heirs, executors, administrators and beneficiaries.

15. Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent or demand.

16. Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

MASTEC, INC.

	By:	/s/ C. Robert Campbell
ATTEST:		“Corporation”
/s/ Cristina Canales
Assistant Secretary
/s/ Jorge R. Mas
“Employee”

EXHIBIT A

The following life insurance policy or policies is/are subject to the attached Split-Dollar Agreement:

Policy 1:

Insurer:	METROPOLITAN LIFE INSURANCE COMPANY

Insured:	Jorge Mas

Policy Number:	967990009U

Face Amount:	$10,000,000

Date of Issue:	June 1, 1996

Policy 2:

Insurer:	JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

Insured:	Jorge Mas

Policy Number:	59 416 001

Face Amount:	$40,000,000 of the $80,000,000 face amount of the Policy

Date of Issue:	August 27, 2002

Policy 3:

Insurer:	PHOENIX LIFE INSURANCE COMPANY

Insured:	Jorge Mas and Aleyda Mas

Policy Number:	11203773

Face Amount:	$20,000,000

Date of Issue:	November 25, 2002

Policy 4:

Insurer:	GENERAL AMERICAN LIFE INSURANCE COMPANY

Insured:	Jorge Mas and Aleyda Mas

Policy Number:	16052149

Face Amount:	$30,000,000

Date of Issue:	August 27, 2002

EXHIBIT B

THIS ASSIGNMENT, dated this              day of                     , 20

WITNESSETH THAT:

WHEREAS, the undersigned (the “Assignor”) is the Employee under that certain Split-Dollar Agreement between MasTec, Inc., a Florida corporation (the “Company”) and Jorge Mas dated 28th day of October, 2009, effective as of October 28, 2009, (the “Split-Dollar Agreement”), which Split-Dollar Agreement confers upon the undersigned certain rights and benefits with regard to one or more policies of insurance insuring the Assignor’s life; and

WHEREAS, pursuant to the provisions of said Split-Dollar Agreement, the Assignor retained the right, exercisable by the execution and delivery to the Company of a written form of assignment, to absolutely and irrevocably assign all of the Assignor’s right, title and interest in and to said Split-Dollar Agreement to an assignee; and

WHEREAS, the Assignor desires to exercise said right;

NOW, THEREFORE, the Assignor, without consideration, and intending to make a gift, hereby absolutely and irrevocably assigns, gives, grants and transfers to                              (the “Assignee”), all of the Assignor’s right, title and interest in and to the Split-Dollar Agreement and said policies of insurance, intending that, from and after this date, the Split-Dollar Agreement be solely between the Company and the Assignee and that hereafter the Assignor shall neither have nor retain any right, title or interest therein.

Jorge Mas, Assignor

Page 2, EXHIBIT B

ACCEPTANCE OF ASSIGNMENT

The undersigned Assignee hereby accepts the above assignment of all right, title and interest of the Assignor therein in and to the Split-Dollar Agreement, and the undersigned hereby agrees to be bound by all of the terms and conditions of said Split-Dollar Agreement, as if the original Employee thereunder.

DATED , 20

, Trustee
Assignee

Dated
, 20

CONSENT TO ASSIGNMENT

The undersigned Company hereby consents to the foregoing assignment of all of the right, title and interest of the Assignor in and to the Split-Dollar Agreement, to the Assignee designated therein. The undersigned Company hereby agrees that, from and after the date hereof, the undersigned Company shall look solely to such Assignee for the performance of all obligations under said Split-Dollar Agreement which were heretofore the responsibility of the Assignor, shall allow all rights and benefits provided therein to the Assignor to be exercised only by said Assignee, and shall hereafter treat said Assignee in all respects as if the original Employee thereunder.

MASTEC, INC.

By:

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